Exhibit 2.1

                       MERGER AGREEMENT AND PLAN OF MERGER



                                  by and among


                    American Physicians Service Group, Inc.,


                                APSG ACQCO, INC.


                                       and


                     American Physicians Insurance Exchange






                               Dated: June 1, 2006

                                TABLE OF CONTENTS


ARTICLE 1. DEFINITIONS........................................................2

ARTICLE 2. THE MERGER.........................................................8
        2.1   The Conversion..................................................8
        2.2   The Merger......................................................9
        2.3   Closing.........................................................9
        2.4   Actions and Deliveries at Closing...............................9
        2.5   Effect of the Merger............................................9
        2.6   Charter and Bylaws.............................................10
        2.7   Directors and Officers.........................................10
        2.8   Effect on Capital Stock........................................10
        2.9   Surrender of Insurance Company Common Stock....................12
        2.10  No Fractional Common Shares....................................13
        2.11  Tax Treatment..................................................13
        2.12  Shares of Dissenting Shareholders..............................13
        2.13  Taking of Necessary Action; Further Action.....................14

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE APSG PARTIES........14
        3.1   Entity Status..................................................14
        3.2   Power and Authority; Enforceability............................14
        3.3   No Violation...................................................14
        3.4   Brokers' Fees..................................................15
        3.5   APSG Merger Sub................................................15
        3.6   Capitalization.................................................15
        3.7   SEC Filings....................................................15
        3.8   Representations Complete.......................................16

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE INSURANCE COMPANY...16
        4.1   Entity Status..................................................16
        4.2   Power and Authority; Enforceability............................16
        4.3   No Violation...................................................17
        4.4   Brokers' Fees..................................................17
        4.5   Subscriber Information.........................................17
        4.6   No Dividends or Distributions..................................17
        4.7   Records........................................................17
        4.8   Financial Statements...........................................18
        4.9   Subsequent Events..............................................18
        4.10  Liabilities....................................................20
        4.11  Legal Compliance...............................................20
        4.12  Tax Matters....................................................20
        4.13  Title to and Condition of Assets...............................21
        4.14  Intellectual Property..........................................21

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        4.15  Contracts......................................................21
        4.16  Receivables....................................................22
        4.17  Powers of Attorney.............................................23
        4.18  Insurance......................................................23
        4.19  Litigation.....................................................23
        4.20  Labor; Employees...............................................23
        4.21  Employee Benefits..............................................23
        4.22  Subscribers and Other Insureds.................................23
        4.23  Permits........................................................23
        4.24  TDI Refundable Deposit Order...................................24
        4.25  Certain Business Relationships with the Insurance Company......24
        4.26  Real Property..................................................24
        4.27  Accuracy of Information Furnished..............................24
        4.28  Representations Complete.......................................24

ARTICLE 5. PRE-CLOSING COVENANTS.............................................25
        5.1   General........................................................25
        5.2   Notices and Consents...........................................25
        5.3   Refundable Deposit.............................................26
        5.4   Operation of Business..........................................27
        5.5   No Shop........................................................27
        5.6   Preservation of Business.......................................27
        5.7   Full Access....................................................27
        5.8   Notice of Developments.........................................27
        5.9   Confidentiality; Publicity.....................................28
        5.10  Financial Statements...........................................28

ARTICLE 6. CLOSING CONDITIONS................................................29
        6.1   Conditions Precedent to Obligation of the APSG Parties.........29
        6.2   Conditions Precedent to Obligation of the Insurance Company....31

ARTICLE 7. TERMINATION.......................................................32
        7.1   Termination of Agreement.......................................32
        7.2   Effect of Termination..........................................33

ARTICLE 8. EFFECT OF REPRESENTATIONS AND WARRANTIES..........................34

ARTICLE 9. MISCELLANEOUS.....................................................34
        9.1   Schedules......................................................34
        9.2   Entire Agreement...............................................34
        9.3   Successors.....................................................35
        9.4   Assignments....................................................35
        9.5   Notices........................................................35
        9.6   Specific Performance...........................................36
        9.7   Submission to Jurisdiction; No Jury Trial......................36
        9.8   Time...........................................................37
        9.9   Counterparts...................................................37


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        9.10  Headings.......................................................37
        9.11  Governing Law..................................................37
        9.12  Amendments.....................................................37
        9.13  Extensions; Waiver.............................................38
        9.14  Severability...................................................38
        9.15  Expenses.......................................................38
        9.16  Construction...................................................38
        9.17  Incorporation of Exhibits, Annexes, and Schedules..............39
        9.18  Remedies.......................................................39
        9.19  Electronic Signatures..........................................39


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



                                   ATTACHMENTS
                                    Exhibits


Exhibit A      -      Plan of Conversion
Exhibit B      -      Form of Merger Certificate
Exhibit C      -      Form of the Insurance Company's Closing Certificate
Exhibit D      -      Form of the APSG Parties' Officers' Certificate
Exhibit E      -      Form of the APSG Parties' Secretary's Certificate
Exhibit F      -      Form of the Certificate of Formation of Insurance Company
Exhibit G      -      Form of Amended and Restated Bylaws of Insurance Company
Exhibit H      -      TDI Refundable Deposit Order
Exhibit I      -      Advisory Services Agreement

                                    Schedules

Schedule 2.7(a)       Surviving Corporation's Directors and Officers
Schedule 2.7(b)       Director Nominees to APSG Parent
Schedule 3.3          APSG Parent Required Consents
Schedule 3.6(a)       Commitments of APSG Parent Common Shares
Schedule 4.1          Insurance Company's Officers and Directors
Schedule 4.3          Insurance Company Required Consents
Schedule 4.8          Insurance Company's Financial Statements
Schedule 4.9          Subsequent Events
Schedule 4.12         Actuarial Services Taxes
Schedule 4.14         Intellectual Property
Schedule 4.15         Contracts
Schedule 4.19         Litigation
Schedule 4.23         Permits
Schedule 5.3          Refundable Deposit

                       MERGER AGREEMENT AND PLAN OF MERGER


     This Merger Agreement and Plan of Merger (this "Agreement") dated as of June 1, 2006, is by and among (i) American Physicians Service Group, Inc., a Texas corporation ("APSG Parent"), (ii) APSG ACQCO, INC., a Texas corporation and a wholly-owned subsidiary of APSG Parent ("APSG Merger Sub", and together with APSG Parent the "APSG Parties"), and (iii) American Physicians Insurance Exchange, a reciprocal and inter-insurance exchange (the "Insurance Company"). The Insurance Company together with the APSG Parties are sometimes referred to as the "Parties."

                                    RECITALS:
     A. Contemporaneously with the execution of this Agreement, the Insurance Company adopted that certain Plan of Conversion attached as Exhibit A to this Agreement (as subsequently amended, the "Plan of Conversion") pursuant to which, among other things (and subject to obtaining all necessary Consents of Governmental Bodies), (i) the Insurance Company will be converted (the
"Conversion") into a Texas stock insurance company, (ii) the Persons who are Subscribers under the governing documents of the Insurance Company (the "Subscribers") and certain other insureds of the Insurance Company (as more particularly set forth in the Plan of Conversion) will receive shares of the $1.00 par value common stock of Insurance Company (the "Insurance Company Common Stock"), and (iii) the Persons who hold rights to repayment of Refundable
Deposits will receive shares of the $1.00 par value mandatorily redeemable preferred stock of the Insurance Company (the "Insurance Company Preferred Stock").

     B. Each Party's Board of Directors believes it is in its and its respective owners' best interests that immediately following the Conversion, APSG Parent acquire the Insurance Company through the statutory merger of APSG Merger Sub with and into the Insurance Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     C. Pursuant to the Merger, all of Insurance Company Common Stock will be converted into the right to receive shares of APSG Parent's common stock, par value $0.10 per share ("APSG Parent Common Shares") and all of Insurance Company Preferred Stock will be converted into the right to receive shares of APSG Parent's mandatorily redeemable preferred stock, par value $1.00 per share ("APSG Parent Preferred Shares").

     D. The Parties desire to make certain representations and warranties and other agreements in connection with the Conversion and the Merger.

     E. As required pursuant Chapter 942 of the Texas Insurance Code, substantially all of the Insurance Company's day-to-day operations have been, and at all time prior to the Conversion will be, managed by an attorney-in-fact (the "Attorney-in-Fact").

     F. For federal income tax purposes, the Parties intend to adopt a plan of reorganization within the meaning of, and to cause the Conversion and the Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, each APSG Party and the Insurance Company agrees as follows: ARTICLE 1.
DEFINITIONS

         "180-Day Lock Up" means the 180 day period of time commencing on the Closing Date during which the APSG Parent Common Shares and the APSG Parent Preferred Shares issued in the Merger will be held in escrow or subject to a similar arrangement such that the Shares cannot be traded.

         "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

         "Affiliate" means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, "control" (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or credit arrangements or otherwise.

         "Agreement" is defined in the preamble to this Agreement.

         "Ancillary Agreements" means the Plan of Conversion, the Amended and Restated Bylaws of the Insurance Company, the Certificate of Formation of the Insurance Company and the Advisory Services Agreement.

         "Announcement Exchange Ratio" is defined in Section 2.8(d).

         "Announcement Market Price" is defined in Section 2.8(d).

         "APSG Merger Sub" is defined in the preamble to this Agreement.

         "APSG Parent" is defined in the preamble to this Agreement.

         "APSG Parent Common Shares" is defined in the recitals to this Agreement.

         "APSG Parent Preferred Shares" is defined in the recitals to this Agreement.

         "APSG Parties" is defined in the preamble to this Agreement.

         "AID" means the Arkansas Insurance Department.

         "Attorney-in-Fact" is defined in the recitals to this Agreement.

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

         "Basis" means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

         "Best Efforts" means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person calculated immediately prior to the Closing Date.

         "Breach" means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would
(i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

         "Closing" is defined in Section 2.3.

         "Closing Date" is defined in Section 2.3.

         "Closing Exchange Ratio" is defined in Section 2.8(d).

         "Closing Market Price" is defined in Section 2.8(d).

         "Code" is defined in the recitals to this Agreement.

         "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Confidential Information" means any confidential information concerning the businesses and affairs of any Party.

         "Consent" means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

         "Contract" means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

         "Conversion" is defined in the recitals to this Agreement.

         "Conversion Record Date" means June 1, 2006.

         "Corporate Laws" means Chapter 10 of the Texas Business Organizations Code and applicable provisions of the Texas Insurance Code.

         "Damages" means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses, costs of burdens associated with performing injunctive relief, and other costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, and of expert witnesses and other costs (including the allocable portion of the relevant Person's internal costs) of investigation, preparation and litigation in connection with any Action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

         "Dissenting Shareholder" is defined in Section 2.12.

         "Effective Time" is defined in Section 2.4.

         "Encumbrance" means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Enforceable" - a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "Exchange Ratio" is defined in Section 2.8(d).

         "Expiration Date" means December 31, 2006.

         "Financial Statements" is defined in Section 4.8.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Body" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Insurance Company" is defined in the preamble to this Agreement.

         "Insurance Company Common Stock" is defined in the recitals to this Agreement.

         "Insurance Company Common Equity" is defined in Section 2.8(d).
                                                         ---------------

         "Insurance Company Preferred Stock" is defined in the recitals to this Agreement.

         "Intellectual Property" means any rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any: (a) copyrights in both published works and unpublished works, (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications,
(c) any (i) patents and patent applications, and (ii) business methods, inventions, and discoveries that may be patentable, (d) computer software or middleware, and (e) know-how, trade secrets, confidential information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

         "Interim Financial Statements" is defined in Section 4.8(b).

         "IRS" means the Internal Revenue Service.

         "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter only if any individual who is serving as an officer of such Person or a Subsidiary of such Person (or in each case any similar capacity) has, or at any time had, Knowledge of such fact or other matter. The Insurance Company will be deemed to have "Knowledge" of a particular fact or other matter only if a current Insurance Company Director has, or at any time had, Knowledge of such fact or other matter.

         "Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now in effect.

         "Liability" or "Liable" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

         "Advisory Services Agreement" means that certain Advisory Services Agreement between API Advisors, LLC, a Texas limited liability company and the Surviving Corporation in the form attached hereto as Exhibit I.

         "Material Adverse Change (or Effect)" means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects.

         "Merger" is defined in the recitals to this Agreement.

         "Merger Certificate" is defined in Section 2.4.

         "Merger Consideration" is defined in Section 2.8(b).

              "Most Recent Year End" is defined in Section 4.8(a).

         "Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality, and frequency) of the relevant Person.

         "Organizational Documents" means the articles of incorporation, certificate of formation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Parties" is defined in the preamble to this Agreement.

         "Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

         "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

         "Plan of Conversion" is defined in the recitals to this Agreement and attached as Exhibit A.

         "Present Value of the Redemption Obligation" is defined in Section 2.8(d).

         "Purchase Price" is defined in Section 2.8(d).

         "Receivables" means all receivables of the Insurance Company, including all Contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable.

         "Refundable Deposit" means the obligation of the Insurance Company to refund those refundable surplus deposits contributed by subscribers in accordance with all orders of TDI in effect as of the Closing.

         "Schedules" means the Schedules to this Agreement.

         "SEC" means the U. S. Securities and Exchange Commission.

         "SEC No-Action Letter" is defined in Section 5.2(e).

         "Security Interest" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted,
(ii) statutory liens of landlords and warehousemen's, carriers', mechanics', suppliers', materialmen's, repairmen's, or other like liens (including Contractual landlords' liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other similar types of social security.

         "Shareholders" means the record holders of the Insurance Company Common Stock as they may be constituted from time-to-time.

         "statutory accounting" is defined in Section 4.8.
                                              -----------

         "Subscribers" is defined in the recitals to this Agreement.

         "Subsidiary" means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

         "Superior Proposal" is defined in Section 7.1(f).

         "Surviving Corporation" is defined in Section 2.2.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TDI" means the Texas Department of Insurance.

         "TDI Refundable Deposit Order" means TDI Consent Order No. 04-0856, effective September 3, 2004, as amended by Amended Consent Order No. 05-0874, effective October 12, 2005.

         "Termination Date" means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section
7.1 (other than Section 7.1(b)).

         "Threatened" means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

         "Transaction Documents" means this Agreement and the Ancillary Agreements.

         "Transactions" means all of the transactions contemplated by this Agreement, including: (a) the Conversion, the filing of the Plan of Conversion, the issuance by the Insurance Company of Insurance Company Common Stock to the Subscribers and certain other insureds, and the issuance of Insurance Company Preferred Stock to Persons entitled to repayment of the Refundable Deposits; (b) the Merger, the filing of the Merger Certificate, and APSG Parent's delivery of the Merger Consideration hereunder; (c) the 180-Day Lock Up; (d) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Ancillary Agreement; and (e) the performance by the APSG Parties, the Insurance Company, and the Shareholders of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

                                   ARTICLE 2.
                                   THE MERGER

2.1      THE CONVERSION.

     Prior to the Effective Time, the Insurance Company will exercise its Best Efforts to effect the Conversion in accordance with the Plan of Conversion.

2.2      THE MERGER.

     At the Effective Time, subject to this Agreement and the Corporate Laws, APSG Merger Sub will be merged with and into the Insurance Company, the separate corporate existence of APSG Merger Sub will cease, and the Insurance Company will continue as the surviving corporation and a wholly-owned Subsidiary of APSG Parent. The Insurance Company as the surviving corporation after the Merger is sometimes referred to as the "Surviving Corporation."

2.3      CLOSING.

     The closing of the Merger (the "Closing") will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in Austin, Texas, commencing 10:00 am local time on the second business day following the satisfaction or waiver of all conditions to consummate the Merger (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as APSG Parent and the Insurance Company may mutually determine (the "Closing Date").

2.4      ACTIONS AND DELIVERIES AT CLOSING.

     On the Closing Date, the Parties will cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of Texas and, if necessary, with TDI and AID, substantially in the form of Exhibit B (the "Merger Certificate"), in accordance with the applicable Corporate Law. The date and time the Merger becomes effective as specified in the Merger Certificate or as otherwise provided in accordance with the applicable Corporate Law is referred to as the "Effective Time." In addition, at the Closing,

(a) The  Insurance Company will deliver to APSG Parent:

    (i) A closing certificate certified by the secretary and chairman of the Insurance Company, substantially in the form of Exhibit C, duly executed on behalf of the Insurance Company, as to whether each condition specified in Sections 6.1(a) -(d) has been satisfied in all respects.

(b)               APSG Parent will deliver to the Insurance Company:

    (i) An Officers' certificate, substantially in the form of Exhibit D, duly executed on behalf of the APSG Parties, as to whether each condition specified in Sections 6.2(a) - (c) has been satisfied in all respects.

    (ii) A Secretary's certificate, substantially in the form of Exhibit E, duly executed on on behalf of the APSG Parties.

2.5      EFFECT OF THE MERGER.

         At the Effective Time, the effect of the Merger will be as provided in the applicable Corporate Law. At the Effective Time all the property, rights, privileges, powers, and franchises of APSG Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, and duties of APSG Merger Sub, including the rights and obligations under the agreements, if any, of APSG

Merger Sub, will become the Surviving Corporation's debts, liabilities,obligations, and duties. Notwithstanding anything to the contrary contained herein, the Merger will not affect the policy coverage of any policy of insurance issued by the Insurance Company. Additionally, all policies and obligations, if any, of APSG Merger Sub shall be assumed by the Surviving Corporation on the same terms as if such policies and obligations were still being carried by APSG Merger Sub.

2.6      CHARTER AND BYLAWS.

         At the Effective Time, the Certificate of Formation of the Insurance Company in the form attached to this Agreement as Exhibit F will be the Surviving Corporation's Certificate of Formation until thereafter amended as provided by Law and such Certificate of Formation, and the Amended and Restated Bylaws of the Insurance Company in the form attached as Exhibit G to this Agreement, will be the bylaws of the Surviving Corporation until thereafter amended.

2.7      DIRECTORS AND OFFICERS.

     (a) The individuals listed on Schedule 2.7(a) will be the initial director(s) and officers of the Surviving Corporation. (b) At the Effective Time, the individuals listed on Schedule 2.7(b) will be elected by the Board of Directors of APSG Parent to serve on the Board of Directors of APSG Parent until the next annual meeting of shareholders of APSG Parent.

2.8      EFFECT ON CAPITAL STOCK.

         At the Effective Time, because of the Merger and without any action on the part of APSG Parent, APSG Merger Sub or the Insurance Company:

     (a)  Conversion  of  Insurance  Company  Preferred  Stock.  Each  share  of
Insurance Company Preferred Stock issued pursuant to the Conversion and outstanding immediately prior to the Effective Time will be converted into a like number of shares of APSG Parent Preferred Shares. The APSG Parent Preferred Shares will have the same redemption provisions as the Insurance Company Preferred Stock. All Insurance Company Preferred Stock, when so converted, shall automatically be cancelled and shall cease to exist. There will not be any certificates issued to represent the outstanding Insurance Company Preferred Stock in the Conversion, and the holders of Insurance Company Preferred Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Preferred Stock except the right to receive APSG Parent Preferred Shares.

     (b) Conversion of Insurance Company Common Stock. Subject to Sections 2.10 and 2.12, each share of Insurance Company Common Stock issued pursuant to the Conversion and outstanding immediately prior to the Effective Time will be converted into the number of APSG Parent Common Shares equal to the Exchange Ratio. All Insurance Company Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist. There will not be any certificates issued to represent the outstanding Insurance Company Common Stock in the Conversion, and the holders of Insurance Company Common Stock, at the Effective Time of the Merger, will cease to have any rights with respect to the Insurance Company Common Stock except the right to receive: (i) the APSG Parent Common Shares as determined herein and (ii) cash in lieu of fractional APSG Parent Common Shares under Section 2.10, in each case without interest (together with the APSG Parent Preferred Shares, collectively, the "Merger Consideration").

     (c) Rights Associated with Insurance Company Common Stock and Insurance Company Preferred Stock. Since there will not be any certificates issued to represent the outstanding Insurance Company Common Stock or Insurance Company Preferred Stock, the holders of Insurance Company Common Stock and Insurance Company Preferred Stock will have only the right to receive their respective Merger Consideration.

     (d) Certain Additional Definitions. For this Agreement the following terms will have the indicated meanings:

         "Announcement Exchange Ratio" means (a) the quotient of (i) the Purchase Price divided by (ii) the Announcement Market Price; divided by (b) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $7 million (making the Purchase Price $26 million), the Announcement Market Price is $13 per share, and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Announcement Exchange Ratio would be:

                 ($26,000,000/$13) / 10,000,000 = 1/5

Therefore, five (5) shares of Insurance Company Common Stock issued in the Conversion would be exchanged for one (1) APSG Parent Common Share.

         "Announcement Market Price" means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the date this Agreement is fully executed by all of the Parties and announced to the public by appropriate SEC filings and the issuance of the mutually agreed upon press release.

         "Closing Exchange Ratio" means the Announcement Exchange Ratio; provided, however, that in the event the Closing Market Price is more than 115% of the Announcement Market Price or is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal:

         (i) if the Closing Market Price is more than 115% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 115% divided by (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $7 million (making the Purchase Price $26 million), the Announcement Market Price is $10 per share, the Closing Market Price is $12 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be:

                     (($26,000,000 x 115%) / $12) / 10,000,000 = 1/4

Therefore, four (4) shares of Insurance Company Common Stock issued in the Conversion would be exchanged for one (1) APSG Parent Common Share.

         (ii) if the Closing Market Price is less than 85% of the Announcement Market Price, the Closing Exchange Ratio shall equal (A) the quotient of (i) the Purchase Price multiplied by 85% divided by (ii) the Closing Market Price; divided by (B) the Insurance Company Common Equity. For instance, and purely by way of example, if the Present Value of the Redemption Obligation is $7 million (making the Purchase Price $26 million), the Announcement Market Price is $10 per share, the Closing Market Price is $8 per share and the Insurance Company Common Equity resulting from the Conversion is 10 million shares, then the Closing Exchange Ratio would be:

                      (($26,000,000 x 85%) / $8) / 10,000,000 = 1/3.6

Therefore, slightly more than three and one-half (3 1/2) shares of Insurance Company Common Stock issued in the Conversion would be exchanged for one (1) APSG Parent Common Share.

         "Closing Market Price" means the average closing market prices of APSG Parent Common Shares on the National Association of Securities Dealers Automated Quotation System, as reported in The Wall Street Journal, for the twenty (20) consecutive trading days immediately prior to the close of the full business day immediately prior to the Closing Date.

         "Insurance Company Common Equity" means the aggregate number of shares of Insurance Company Common Stock that the Subscribers and certain policyholders of the Insurance Company become entitled to receive in the Conversion.

         "Present Value of the Redemption Obligation" means the net present value of the stream of payments authorized by TDI (as of the Closing) that must be made by the Insurance Company to comply with the mandatory redemption features of the Insurance Company Preferred Stock issued in the Conversion in full satisfaction of the Refundable Deposit determined on the basis of a constant discount rate of 5.35%.

         "Purchase Price" means $33 million, less the Present Value of the Redemption Obligation.

2.9      SURRENDER OF INSURANCE COMPANY COMMON STOCK.

     (a) EXCHANGE PROCEDURES. As soon as practicable after Closing, (i) the holders of Insurance Company Common Stock and Insurance Company Preferred Stock shall be deemed to have surrendered such interests to APSG Parent (or, if applicable, APSG Parent's designated exchange agent), (ii) upon surrender of Insurance Company Common Stock and Insurance Company Preferred Stock the holder thereof will be entitled to receive, subject to the 180-Day Lock Up, the applicable Merger Consideration, and (iii) the Insurance Company Common Stock and Insurance Company Preferred Stock so surrendered will forthwith be canceled.

     (b) TRANSFERS OF OWNERSHIP. APSG Parent will not issue any APSG Parent Common Shares or other Merger Consideration in any name other than the name of a holder of Insurance Company Common Stock. APSG Parent will not issue any APSG Parent Preferred Shares or other Merger Consideration in any name other than the name of a holder of Insurance Company Preferred Stock.

     (c) NO FURTHER OWNERSHIP RIGHTS IN INSURANCE COMPANY COMMON STOCK. All Merger Consideration will be deemed to have been issued in full satisfaction of all rights pertaining to the Insurance Company Common Stock and Insurance Company Preferred Stock.

2.10     NO FRACTIONAL COMMON SHARES.

         No fractional APSG Parent Common Shares will be issued in the Merger and fractional share interests will not entitle the owner thereof to vote or to any rights of an APSG Parent shareholder. All Shareholders that would be entitled to receive fractional APSG Parent Common Shares will be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of an APSG Parent Common Share to which such holder would otherwise have been entitled by the Announcement Market Price or the Closing Market Price, as applicable.

2.11     TAX TREATMENT.

         The Parties intend that the Conversion and the Merger will constitute a tax free reorganization under Code Section 368(a).

2.12     SHARES OF DISSENTING SHAREHOLDERS.

         Any Insurance Company Common Stock or Insurance Company Preferred Stock held by a Person properly exercising its dissent or appraisal rights under the Corporate Law (a "Dissenting Shareholder") will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder under the Corporate Law; except that Insurance Company Common Stock or Insurance Company Preferred Stock outstanding at the Effective Time that a Dissenting Shareholder holds for which, after the Effective Time, such Dissenting Shareholder withdraws its demand to exercise dissenters or appraisal rights or loses its right to exercise dissenters or appraisal rights as provided in the Corporate Law, will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration. The Insurance Company will give APSG Parent (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other instruments served under the Corporate Law, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the Corporate Law. The Insurance Company will not voluntarily make any payment with respect to any purchase demands and will not, except with APSG Parent's prior written consent, settle or offer to settle any such demands.

2.13     TAKING OF NECESSARY ACTION; FURTHER ACTION.

         If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Insurance Company, the officers and directors of the Insurance Company and APSG Parent are fully authorized in the name of their respective corporations or otherwise to take, and the Insurance Company and APSG Parent will cause them to take, all such lawful and necessary action.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                          CONCERNING THE APSG PARTIES

         Each APSG Party represents and warrants to the Insurance Company that the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 3).

3.1      ENTITY STATUS.

         Each APSG Party is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization. APSG Parent has the requisite power and authority to own or lease its properties and to carry on its business as currently conducted. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any APSG Party.

3.2      POWER AND AUTHORITY; ENFORCEABILITY.

         Each APSG Party has the relevant entity power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Each APSG Party has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions, including but not limited to obtaining the necessary Consents by the shareholders and the Board of Directors of the APSG Parent, pursuant to
Section 5.2. Each Transaction Document to which an APSG Party is party has been duly authorized, executed and delivered by, and is Enforceable against, such APSG Party.

3.3      NO VIOLATION.

         Except as listed on Schedule 3.3, the execution and delivery of the Transaction Documents to which an APSG Party is party by such APSG Party and the performance and consummation of the Transactions by each APSG Party will not (i) Breach any Law or Order to which such APSG Party is subject or any provision of its Organizational Documents; (ii) Breach any Contract, Order, or Permit to which such APSG Party is a party or by which it is bound or to which any of its assets is subject; (iii) require any Consent, except (A) any applicable filings required under the HSR Act, (B) any SEC, TDI, AID and other filings required to be made by any APSG Party, and (C) any other notifications or filings to or consent from relevant state or federal regulatory agencies.

3.4      BROKERS' FEES.

         No APSG Party has Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Shareholder could become Liable.

3.5      APSG MERGER SUB.

         APSG Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, APSG Merger Sub has not conducted any business activities and does not have any material Liabilities.

3.6      CAPITALIZATION.

     (a) APSG Parent's authorized capital stock consists of 20,000,000 APSG Parent Common Shares, of which 2,751,672 shares were issued and outstanding as of May 15, 2006 and zero (0) shares were held in treasury. All of the issued and outstanding APSG Parent Common Shares (i) have been duly authorized, are validly issued, fully paid, and nonassessable, (ii) were issued in compliance with all applicable state and federal securities Laws, and (iii) were not issued in Breach of any Commitments. APSG Parent participates in a previously announced stock repurchase plan through which the APSG Parent can repurchase APSG Parent Common Shares from time to time. Except as otherwise set forth herein and described in APSG Parent's Form 10-K for the year ended December 31, 2005 filed with the SEC and as issued in the ordinary course of APSG Parent's business since the date thereof and more particularly set forth in Schedule 3.6(a), no Commitments exist with respect to any APSG Parent Common Shares and no such Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of APSG Parent's capital stock. APSG Parent is not obligated to redeem or otherwise acquire any of its outstanding capital stock.

     (b) The APSG Parent Common Shares and the APSG Parent Preferred Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and nonassessable and will be issued in compliance with all applicable federal and state securities Laws and in accordance with an effective registration statement filed with the SEC such that all of such shares shall be fully registered shares subject only to the 180-Day Lock Up.

3.7      SEC Filings.

         APSG Parent has timely filed with the SEC any and all reports and other filings required to be filed under the federal securities Laws, and all such reports and other filings required to be filed were made in compliance with the federal securities Laws, were complete and accurate as of the date of such filing with the SEC and, subject to any further filings thereafter made with the SEC, remain complete and accurate.

3.8      REPRESENTATIONS COMPLETE.

         Except as and to the extent set forth in this Agreement, no APSG Party makes any representations or warranties whatsoever, and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to the Insurance Company or any Shareholder or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Insurance Company or any Shareholder by any director, officer, employee, agent, consultant, or representative of any APSG Party or Affiliate thereof).


                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                        CONCERNING THE INSURANCE COMPANY

         The Insurance Company represents and warrants to APSG Parent that the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4), except as set forth in the Schedules the Insurance Company has delivered to APSG Parent on the date hereof.

4.1      ENTITY STATUS.

         The Insurance Company is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. The Insurance Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required, and has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted and any businesses in which it currently proposes to engage. Schedule 4.1 lists the directors and officers of the Insurance Company. The Insurance Company has delivered to APSG Parent correct and complete copies of its Organizational Documents, as amended to date. The Insurance Company is not in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of the Insurance Company.

4.2      POWER AND AUTHORITY; ENFORCEABILITY.

         The Insurance Company has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The Board of Directors of the Insurance Company has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of the Insurance Company's obligations thereunder, and the consummation of the Transactions, and shall prior to the Closing Date undertake Best Efforts to obtain all necessary approvals of the Transactions by TDI, ADI and Subscribers of the Insurance Company, pursuant to Section 5.2. Each

Transaction Document to which the Insurance Company is a party has been duly authorized, executed, and delivered by, and is Enforceable against, the Insurance Company.

4.3      NO VIOLATION.

         Except as listed on Schedule 4.3, the execution and the delivery of the applicable Transaction Documents by the Insurance Company and the performance of its obligations hereunder and thereunder, and consummation of the Transactions by the Insurance Company will not (a) Breach any Law or Order to which the Insurance Company is subject or any provision of the Organizational Documents of the Insurance Company; (b) Breach any Contract, Order, or Permit to which the Insurance Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); (c) require any Consent, except (i) any applicable filings required under the HSR Act and (ii) any notifications to, filings with, or consent by TDI, AID, and the SEC; or (d) trigger any rights of first refusal, preferential purchase, or similar rights.

4.4      BROKERS' FEES.

         The Insurance Company does not have any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which APSG Parent, APSG Merger Sub, or the Insurance Company could become directly or indirectly Liable.

4.5      SUBSCRIBER INFORMATION.

         No one other than the current Subscribers has any voting rights in the Insurance Company of any type or nature whatsoever. Notwithstanding the foregoing, the parties acknowledge that certain policyholders and former Subscribers may obtain interests in the Insurance Company as provided in the Plan of Conversion.

4.6      NO DIVIDENDS OR DISTRIBUTIONS.

         No dividends or other distributions have been or will be declared or made to the holders of the Insurance Company Common Stock or Insurance Company Preferred Stock, other than payment of the applicable Merger Consideration.

4.7      RECORDS.

         The copies of the Insurance Company's Organizational Documents that were provided to APSG Parent are accurate and complete and reflect all amendments made through the date hereof. The Insurance Company's minute books and other records made available to APSG Parent for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books and records contain the true signatures of the persons purporting to have signed them, and such minute books and records contain an accurate record of all actions of the Subscribers, directors, members, managers, or other such representatives of the Insurance Company taken by written consent, at a meeting, or otherwise since formation.

4.8      FINANCIAL STATEMENTS.

         Set forth on Schedule 4.8 are the following financial statements (collectively the "Financial Statements"):

     (a) audited statutory financial statements of the Insurance Company as of and for the fiscal years ended December 31, 2005 (the "Most Recent Year End"), 2004, 2003, 2002 and 2001 prepared in accordance with the statutory accounting principles prescribed by TDI;

     (b) unaudited quarterly statutory financial statements (the "Interim Financial Statements") filed with TDI for each quarter ended prior to the Closing.

         The Financial Statements have been prepared in conformity with insurance accounting ("statutory accounting") practices prescribed or permitted by TDI. Statutory accounting principles are designed primarily to reflect the Insurance Company's ability to meet obligations to policyholders. The State of Texas has adopted the National Association of Insurance Commissioners statutory accounting practices as the basis of its statutory accounting practices except that it has retained certain prescribed practices.

         The Financial Statements have been prepared in accordance with statutory accounting principles prescribed by TDI, as specified above, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Insurance Company as of such dates and the results of operations for such periods, are correct and complete, and are consistent with the books and records of the Insurance Company; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Most Recent Year End, the Insurance Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in the statutory accounting principles prescribed by TDI.

4.9      SUBSEQUENT EVENTS.

         Except as set forth in Schedule 4.9, since the Most Recent Year End the Insurance Company has operated in the Ordinary Course of Business and, as of the date hereof there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Insurance Company. Without limiting the foregoing, since that date, and except as set forth on Schedule 4.9, none of the following has occurred:

     (a) The Insurance Company has not sold, leased, transferred, or assigned any assets other than for a fair consideration in the Ordinary Course of Business and sales of assets not exceeding $10,000 singularly or $25,000 in the aggregate.

     (b) The Insurance Company has not entered into any Contract (or series of related Contracts) either involving more than $10,000, except for Contracts for the sale of insurance in the Ordinary Course of Business, or outside the Ordinary Course of Business.

     (c) No  Encumbrance  has been  imposed  upon any  assets  of the  Insurance
Company.

     (d) The Insurance Company has not made any capital expenditure (or series of related capital expenditures) involving more than $10,000 individually, $25,000 in the aggregate, or outside the Ordinary Course of Business.

     (e) The Insurance Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $10,000 singularly, $25,000 in the aggregate, or outside the Ordinary Course of Business.

     (f) The Insurance Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract either involving more than $10,000 individually or $25,000 in the aggregate.

     (g) The Insurance Company has not delayed or postponed the payment of accounts payable or other Liabilities either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

     (h) The Insurance Company has not canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $100,000 or outside the Ordinary Course of Business.

     (i) The Insurance Company has not granted any Contracts or any rights under or with respect to any Intellectual Property.

     (j) There has been no change made or authorized to be made to the Organizational Documents of the Insurance Company, other than as contemplated by the Transactions.

     (k) The Insurance Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests.

     (l) The Insurance Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its tangible properties.

     (m) The Insurance Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees.

     (n) The Insurance Company has not entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

     (o) The Insurance Company has not committed to pay any bonus or granted any increase in the base compensation (i) of any director or officer, or an employee who is also a Subscriber or an Affiliate of a Subscriber, or (ii) outside of the Ordinary Course of Business, of any of its other employees.

     (p) The Insurance Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan).

     (q) The Insurance Company has not made any other change in employment terms for (i) any officer or employee thereof that is a Subscriber or an Affiliate thereof, or (ii) outside of the Ordinary Course of Business, any of its other directors, officers, or employees.

     (r) The Insurance Company has not made or pledged to make any charitable or other capital contribution either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

     (s) There has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the Insurance Company either involving more than $10,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

     (t) The Insurance  Company has not committed to any of the foregoing.

4.10     LIABILITIES.

         To the Insurance Company's Knowledge, the Insurance Company does not have any Liability (and there is no Basis for any present or future Action or Order against it giving rise to any Liability), except for (a) Liabilities quantified on the face of the Interim Financial Statements (rather than in any notes thereto) and not heretofore paid or discharged, and (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business which, individually or in the aggregate, are not material and are of the same character and nature as the Liabilities quantified on the face of the Interim Financial Statements (rather than any notes thereto) none of which results from or relates to any Breach of Contract, Breach of warranty, tort, infringement, or Breach of Law, or arose out of any Action or Order.

4.11     LEGAL COMPLIANCE.

         The Insurance Company and its predecessors and Affiliates have complied with all applicable Laws, and no Action is pending or Threatened (and there is no Basis therefor) against it alleging any failure to so comply. No material expenditures are, or based on applicable Law, will be required of the Insurance Company for it and its business and operations to remain in compliance with applicable Law.

4.12     TAX MATTERS.

         Except as set forth in Schedule 4.12, the Insurance Company is not subject to any Liabilities for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the Interim Financial Statements or those incurred since the Balance Sheet Date in the Ordinary Course of Business. The Insurance Company has duly filed when due all Tax reports and returns in connection with and in respect of its business, assets, and employees, and has timely paid and discharged all amounts shown as due thereon. The Insurance Company has made available to APSG Parent accurate and complete copies of all of its Tax reports and returns for all periods, except those periods for which returns are not yet due. The Insurance Company has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it. There are no Encumbrances for Taxes upon, pending against or Threatened against, any asset of the Insurance Company. The Insurance Company is not subject to any Tax allocation or sharing Contract.

4.13     TITLE TO AND CONDITION OF ASSETS.

         The Insurance Company has no tangible assets of any material amount.

4.14     INTELLECTUAL PROPERTY.

         Except as set forth in Schedule 4.14, the Insurance Company owns, or possesses adequate rights to use, all Intellectual Property used in its business as currently, or as currently proposed to be, conducted. No Consent of any Person is required for the Insurance Company's interest in such Intellectual Property to continue to be Enforceable by the Insurance Company following the Transactions. The Insurance Company's use of such Intellectual Property in its business as currently conducted (and the operation of its business) does not and the use of such Intellectual Property by the Insurance Company and its Affiliates after Closing will not, infringe upon any rights any other Person owns or holds.

4.15     CONTRACTS.

         Except as otherwise disclosed in Schedule 4.14, Schedule 4.15 lists the following Contracts to which the Insurance Company is a party, as of the date hereof:

     (a) Any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum.

     (b) Any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Insurance Company, or involve consideration in excess of $10,000.

     (c) Any Contract concerning a limited liability company, partnership, joint venture, or similar arrangement.

     (d) Any Contract (or group of related Contracts) under which the Insurance Company has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $10,000, or under which the Contract has imposed or the Insurance Company has suffered to exist an Encumbrance on any of its assets, except for Contracts related to the Refundable Deposit as described under the terms of the TDI Refundable Deposit Order attached hereto as Exhibit H.

     (e) Any Contract concerning confidentiality or noncompetition.

     (f) Any Contract with any Subscriber or any Affiliates of any Subscriber, other than the Insurance Company.

     (g) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees.

     (h) Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits.

     (i) Any Contract under which it has advanced or loaned any amount to any of its directors or officers or any Subscriber or, outside the Ordinary Course of Business, to its employees that are not Subscribers or Affiliates of any Subscriber.

     (j) Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $50,000.

         The Insurance Company has delivered to APSG Parent a correct and complete copy of each written Contract (as amended to date) listed in Schedule
4.15 and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.15. To the Insurance Company's Knowledge, with respect to each such Contract:

(i) the Contract is Enforceable;

(ii) the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) Neither the Insurance Company nor, to the Insurance Company's Knowledge any counter-party, is in Breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a Breach under the Contract; and

(iv) no party to the Contract has repudiated any provision thereof.

4.16     RECEIVABLES.

         To the Insurance Company's Knowledge, all of the Receivables are Enforceable, represent bona fide transactions, arose in the Ordinary Course of Business of the Insurance Company, and are reflected properly in their books and records; all of the Receivables are good and collectible receivables, are current, and will be collected in accordance with past practice and the terms of such Receivables (and in any event within six months following the Closing
Date), without set off or counterclaims; and no customer or supplier of the Insurance Company has any Basis to believe that it has or would be entitled to any payment terms other than terms in the Ordinary Course of Business, including any prior course of conduct.

4.17     POWERS OF ATTORNEY.

         There are no outstanding powers of attorney executed on behalf of the Insurance Company, except for the Attorney-in-Fact.

4.18     INSURANCE.

         The Insurance Company has a Directors and Officers Policy with limits of $1,000,000 with retention of $100,000 on certain types of claims. The policy is in force for calendar year 2006. In 1990 the Insurance Company established an Indemnification Trust which provides additional funds in the event of a claim against a Director. Frost Bank serves as trustee and the value of the Trust as of December 31, 2005 was $168,262.

4.19     LITIGATION.

         Schedule 4.19 sets forth each instance in which the Insurance Company
(a) is subject to any outstanding Order or (b) is a party, the subject of, or is Threatened to be made a party or the subject of any Action, except for litigation related to professional medical liability in the Ordinary Course of Business. No Action required to be set forth in Schedule 4.19 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to the Insurance Company, and the Insurance Company has no Basis to believe that any such Action may be brought against the Insurance Company.

4.20     LABOR; EMPLOYEES.

         The Insurance Company has two (2) employees, neither of whom are a party to or are bound by any collective bargaining Contract or employment agreement.

4.21     EMPLOYEE BENEFITS.

         There are no employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) under which the Insurance Company has or in the future could have directly, or indirectly through a commonly controlled entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code), any Liability with respect to the Insurance Company's or commonly controlled entity's current or former employees.

4.22     SUBSCRIBERS AND OTHER INSUREDS.

         The APSG Parties have been provided a complete list of all Subscribers and the other Persons covered by insurance policies issued by the Insurance Company as of April 30, 2006.

4.23     PERMITS.

         The Insurance Company possesses all Permits required to be obtained for its businesses and operations. Schedule 4.23 sets forth a list of all such Permits. Except as set forth in Schedule 4.23, with respect to each such Permit:

     (a) it is valid, subsisting and in full force and effect;

     (b) there are no violations of such Permit that would result in a termination of such Permit; and

     (c) the Insurance Company has not received notice that such Permit will not be renewed; and

     (d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

4.24     TDI REFUNDABLE DEPOSIT ORDER.

         The TDI Refundable Deposit Order, attached hereto as Exhibit I, is in full force and effect and has not been changed or modified from the form attached and will not be changed or modified prior to Closing except pursuant to the Conversion.. The Insurance Company is in full compliance with the TDI Refundable Deposit Order.

4.25     CERTAIN BUSINESS RELATIONSHIPS WITH THE INSURANCE COMPANY.

         Except insurance policies issued by the Insurance Company in the Ordinary Course of Business, any Subscriber's Agreement and Power of Attorney (or similar agreements), service as a member of the Board of Directors or Medical Director of the Insurance Company, or as provided on the list provided to the APSG Parties referred to in Section 4.22, no Subscriber or any of its Affiliates has been involved in any business arrangement or relationship with the Insurance Company within the past 12 months, and no Subscriber or any of its Affiliates owns any asset that is used in the Insurance Company's business.

4.26     REAL PROPERTY.

         The Insurance Company does not own or lease any real property.

4.27     ACCURACY OF INFORMATION FURNISHED.

         No representation, statement, or information contained in this Agreement (including the Schedules) or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to APSG Parent or its representatives by the Insurance Company contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Insurance Company has provided APSG Parent with correct and complete copies of all documents listed or described in the Schedules.

4.28     REPRESENTATIONS COMPLETE.

         Except as and to the extent expressly set forth in this Agreement, neither the Insurance Company nor any Subscriber or other insureds makes any representations or warranties whatsoever (INCLUDING, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to any APSG Party and each of them hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to any APSG Party or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to any APSG Party by any director, officer, employee, agent, consultant, or representative of the Insurance Company or Subscriber).

                                   ARTICLE 5.
                             PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination
Date:

5.1      GENERAL.

         Each Party will use its Best Efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 6).

5.2      NOTICES AND CONSENTS.

     (a) The Insurance Company will obtain a written Consent or certified resolutions by the Board of Directors of the Insurance Company approving of the Merger and the Transactions as set forth herein.

     (b) The APSG Parent will obtain a Consent by the Board of Directors of the APSG Parent approving of the Merger and the Transactions as set forth herein.

     (c) The Insurance Company will (subject to SEC approval of any proxy or joint proxy information that may be used in connection with such a meeting or submission to a vote) call and hold a meeting of its Subscribers as soon as practicable after the date hereof, at which meeting the Board of Directors of the Insurance Company will submit and recommend the Agreement and the Transactions described herein to its Subscribers, and, if the requisite approval is obtained, will undertake promptly to consummate the Merger and the Transactions as set forth herein.

     (d) The APSG Parent will (subject to SEC approval of any proxy or joint proxy information that may be used in connection with such a meeting or submission to a vote) call and hold a meeting of its shareholders as soon as practicable after the date hereof, at which meeting the Board of Directors of such APSG Party will, subject to its fiduciary obligations to shareholders, submit and recommend the Agreement and the Transactions described herein to its shareholders, and, if the requisite approval is obtained, will undertake promptly to consummate the Merger and the Transactions as set forth herein.

     (e) The Insurance Company will make the necessary notifications to or filings with TDI, AID, the SEC and any other relevant state or federal regulatory agencies, including but not limited to obtaining a No-Action Letter from the SEC stating that the Insurance Company Common Stock and Insurance Company Preferred Stock, issued pursuant to the Conversion, are exempt from registration with the SEC (the "SEC No-Action Letter") and will use its Best Efforts to provide the APSG Parties with all the information needed to make the necessary notifications and filings with the SEC.

(f) Each APSG Party will make notifications to or filings with TDI, AID, the SEC, and any other relevant state or federal regulatory agencies, which are required to be made by any APSG Party in order to consummate the Merger and the Transactions as set forth herein.

(g) The Insurance Company will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 4.3, or that APSG Parent reasonably may otherwise request in connection with the matters referred to in Section 4.3.

(h) Each APSG Party will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 3.3, or that the Insurance Company reasonably may otherwise request in connection with the matters referred to in Section 3.3.

(i) Each Party will cooperate and use its Best Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions. Without limiting the foregoing, each Party (i) will file any notification and report forms and related material that such Party may be required to file under the HSR Act, (ii) if requested by APSG Parent, will use their Best Efforts to obtain an early termination of the applicable waiting period, and (iii) will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. APSG Parent and the Insurance Company will bear the cost of the HSR Act filing fee equally. No Party shall be obligated to file a suit or to appeal from any adverse ruling by the Commissioner of TDI or the Commissioner of AID, and neither the APSG Parent nor the Insurance Company shall be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval.

(j) Nothing in this Section 5.2 will require that (i) APSG Parent or its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) APSG Parent, its Affiliates, or the Insurance Company (the determination with respect to which APSG Parent will make) take any actions that could affect the normal and regular operations of APSG Parent, its Affiliates, or the Insurance Company after the Closing.

5.3      REFUNDABLE DEPOSIT.

         The Insurance Company's Refundable Deposit that remains an obligation of the Insurance Company as of April 30, 2006 is equal to the amount set forth on Schedule 5.3. To the Insurance Company's Knowledge, the annual partial pro rata distributions of the Refundable Deposit are not to exceed $200,000, in accordance with the TDI Refundable Deposit Order, and there has been no further approval by the Commissioner of TDI to change this amount. The Insurance Company has met and will continue to meet the conditions set out in the Exhibit A attached to the TDI Refundable Deposit Order regarding the Insurance Company's plan to make annual partial pro rata distributions of the Refundable Deposit until the TDI Refundable Deposit Order is eliminated or modified in the Conversion.

5.4      OPERATION OF BUSINESS.

         Except as necessary to consummate the Transactions, the Insurance Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section
4.9. Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Closing or the Termination Date, the Insurance Company will confer on a regular and frequent basis with one or more representatives of APSG Parent to report on operational matters and the general status of the Insurance Company's ongoing business, operations and finances and will promptly provide to APSG Parent or its representatives copies of all material filings they make with any Governmental Body during such period.

5.5      NO SHOP.

         The Insurance Company agrees that it has not and will not, directly or indirectly, enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any Person other than the APSG Parties relating to (a) any acquisition or purchase of any assets of the Insurance Company (other than in the ordinary course) or
(b) any merger, consolidation or business combination involving the Insurance Company. The Insurance Company will notify the APSG Parent immediately if any Person makes any written proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

5.6      PRESERVATION OF BUSINESS.

         The Insurance Company will keep its business and properties substantially intact, including its present operations, physical facilities, and working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

5.7      FULL ACCESS.

         The Insurance Company will permit representatives of APSG Parent (including financing providers) to have full access to all premises, properties, personnel, books, records, Contracts, and documents pertaining to the Insurance Company and will furnish copies of all such books, records, Contracts, and documents and all financial, operating and other data, and other information as APSG Parent may reasonably request; provided, however, that no investigation pursuant to this Section 5.7 will effect any representations or warranties made herein or the conditions of the Parties' obligations to consummate the Transactions.

5.8      NOTICE OF DEVELOPMENTS.

         The Insurance Company will give prompt written notice to APSG Parent of any development occurring after the date of this Agreement, or any item about which the Insurance Company did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 4. The Parties acknowledge that the Insurance Company intends to amend its bylaws shortly after the execution of this Agreement and the Insurance Company agrees to promptly deliver such amended bylaws to APSG Parent. APSG Parent will give prompt written notice to the Insurance Company of any development occurring after the date of this Agreement, or any item about which such APSG Party did not have Knowledge on the date of this Agreement, which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 3. No disclosure by any Party pursuant to this Section 5.8 will be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or Breach of any representation, warranty, or covenant.

5.9      CONFIDENTIALITY; PUBLICITY.

         Except as may be required by Law, stock exchange or regulation or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents and representatives will disclose to any Person the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of the Insurance Company or APSG Parent, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party's Affiliates and its or its Affiliates' employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party's Knowledge, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party. Notwithstanding the foregoing, APSG Parent may make such public disclosure of the existence of this Agreement, the principal economic terms thereof, and the status with respect to achieving the Closing as it desires; provided, that APSG Parent will consult with the Insurance Company prior to releasing any such public disclosure so that the Insurance Company may notify the Insurance Company's employees of the Transactions. Neither the Insurance Company nor any of its Affiliates will issue any press release or other public announcement related to this Agreement or the Transactions without APSG Parent's prior written approval.

5.10     FINANCIAL STATEMENTS.

         On or before June 30, 2006, the Insurance Company will deliver to APSG Parent the following financial statements:

(a) audited balance sheets as of December 31, 2005 and 2004 and the related statements of operations, changes in members' equity, and cash flows of the Insurance Company for the each of the three year periods ending 2005, 2004 and 2003, prepared in accordance with GAAP;

(b) unaudited balance sheets as of December 31, 2003, 2002 and 2001 and the related statements of operations, changes in member's equity, and cash flows of the Insurance Company for the each of the periods ending 2002 and 2001, prepared in accordance with GAAP; and

(c) unaudited balance sheets and statements of operations, changes in member's equity, and cash flows of the Insurance Company for each quarter ended prior to the Closing Date with comparative preceding year financial statements, prepared in accordance with GAAP.

         Each of the above have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Insurance Company as of such dates and the results of operations for such periods, are correct and complete, and are consistent with the books and records of the Insurance Company; provided, however, that the Section 5.10(c) financial statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Most Recent Year End, the Insurance Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in the statutory accounting principles prescribed by TDI.


                                   ARTICLE 6.
                               CLOSING CONDITIONS

6.1      CONDITIONS PRECEDENT TO OBLIGATION OF THE APSG PARTIES.

         The APSG Parties' obligation to effect the Merger and consummate the other Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to an APSG Party in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of an APSG Party (regardless of whether the Insurance Company is given notice of any such matter): (i) consummation by the APSG Parties of the Transactions, (ii) any inspection or investigation, if any, of the Insurance Company, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the Insurance Company, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 4 and Section 5.10 must have been accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, and except with respect to materiality, as reflected under statutory accounting principles, for purposes of Section 4.8, and under GAAP, with respect to
     Section 5.10, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import and except with respect to materiality, as reflected under statutory accounting principles, for purposes of Section 4.8, and under GAAP, with respect to Section 5.10, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules.

(b) Compliance with Obligations. The Insurance Company must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) No Material Adverse Change or Destruction of Property. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Insurance Company. Without limiting the foregoing, (i) there must have been no Material Adverse Change to the Insurance Company, (ii) there must not have been any action or inaction by a Governmental Body, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Change to the Insurance Company, and (iii) there must not have been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which event could reasonably be expected to have a Material Adverse Effect on the Insurance Company.

(d) No Adverse Litigation. There must not be pending or Threatened any Action by or before any Governmental Body, arbitrator, or mediator which will seek to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or which, in the judgment of APSG Parent, makes it inadvisable to proceed with the Transactions.

(e) Consents. The Insurance Company and APSG Parent must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of the Insurance Company from any Person (i) from whom such Consent is required, including under any Contract listed or required to be listed in Schedules 4.14 and 4.15, under the HSR Act or other Law, from AID and TDI, including obtaining all necessary approvals of the Plan of Conversion and from the SEC, including obtaining the SEC No-Action Letter, and obtaining all necessary shareholder approvals, as applicable, or (ii) who as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law.

(f) Dissenting Shares. The holders of no more than two percent (2%) of either the Insurance Company Common Stock or the Insurance Company Preferred Shares may have exercised their right to dissent from the Merger under the applicable Corporate Law.

(g) Advisory Services Agreement. The Advisory Services Agreement must have been fully executed as of the Closing Date and be in full force and effect.

(h) Tax Assurances. The Insurance Company and APSG Parent must have received reasonable assurances from their tax advisors that, for federal income tax purposes, the Conversion and the Merger qualify as a tax-free reorganization under Section 368(a) of the Code.

6.2      CONDITIONS PRECEDENT TO OBLIGATION OF THE INSURANCE COMPANY.

         The Insurance Company's obligation to effect the Merger and consummate the other Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to any Shareholder in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of any Shareholder or the Insurance Company (regardless of whether APSG Parent is given notice of any such matter): (i) consummation by the Insurance Company of the Transactions, (ii) any inspection or investigation, if any, of APSG Parent, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to APSG Parent, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in ARTICLE 3 must have been accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date.

(b) Compliance with Obligations. Each APSG Party must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

(d) Consents; HSR Act Waiting Period. The Insurance Company must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of the Insurance Company from any Person (i) from whom such Consent is required under the HSR Act or other Law, from AID and TDI, including obtaining all necessary approvals of the Plan of Conversion and from the SEC, including obtaining the SEC No-Action Letter, and obtaining all necessary Subscriber approvals or (ii) who as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law.

(e) The Insurance Company must have received the required Consents to the Transactions from TDI, AID, and the SEC, and any applicable waiting period under the HSR Act must have expired or been terminated.

(f) Advisory Services Agreement. The Advisory Services Agreement must have been fully executed as of the Closing Date and be in full force and effect.

(g) Organizational Documents. The Organizational Documents of APSG Merger Sub must be in place and have been completed, executed and filed as applicable.

(h) Elections of Directors. APSG Parent must have elected the directors to the Board of Directors of the APSG Parent as set forth in Section 2.7.

(i) Tax Assurances. The Insurance Company and APSG Parent must have received reasonable assurances from their tax advisors that, for federal income tax purposes, the Conversion and the Merger qualify as a tax-free reorganization under Section 368(a) of the Code.


                                   ARTICLE 7.
                                  TERMINATION

7.1      TERMINATION OF AGREEMENT.

         The Parties may terminate this Agreement as provided below:

(a) APSG Parent and the Insurance Company may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

(b) APSG Parent or the Insurance Company may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice will not have caused such failure to close.

(c) APSG Parent may terminate this Agreement by giving written notice to the Insurance Company at any time prior to the Closing if the Insurance Company has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word "material" or words of similar import and
     Section 4.8, in which case such termination rights will arise upon any Breach), which breach has not been cured by the Insurance Company within ten (10) days following written notice to the Insurance Company.

(d) The Insurance Company may terminate this Agreement by giving notice to APSG Parent at any time prior to the Closing if any APSG Party has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word "material" or words of similar import, in which case such termination rights will arise upon any Breach), which breach has not been cured by APSG Parent within ten (10) days following written notice to APSG Parent.

(e) Either APSG Parent or the Insurance Company may terminate if the Closing Market Price is more than 25% greater than or less than the Announcement Market Price.

(f)  Either APSG Parent or, in the event the Insurance  Company has not breached
     Section 5.5 of this Agreement, the Insurance Company, may terminate this Agreement prior to the approval of this Agreement by the shareholders of

     APSG Parent if (1) the Board of Directors of such Party authorizes such Party to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and such Party notifies the other Party in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (2) the other Party does not make, within three business days of receipt of such written notification of the intention to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, an offer that the Board of Directors of such Party determines, in its good faith judgment is at least as favorable to the Party's shareholders (or in the case of the Insurance Company, the Subscribers) from a financial point of view as the Superior Proposal, and (3) the terminating Party prior to such termination pays to the other Party in immediately available funds (A) a termination fee of $1,500,000 and (B) an amount equal to all actual out-of-pocket fees and expenses incurred by the non-terminating Party (including, without limitation, the fees and expenses of its counsel, financial advisor, accountants, and financing sources) in connection with this Agreement and the transactions contemplated hereby. The term "Superior Proposal" means any bona fide written proposal to effect a merger, consolidation, reorganization, share exchange, recapitalization, acquisition, liquidation, direct or indirect business combination, or other similar transaction as a result of which the shareholders of the Party (or in the case of the Insurance Company, the Subscribers) cease to own at least 50% of the voting ownership interests of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of such Party, which in any such case, is on terms that the Board of Directors of such Party determines in its good faith judgment, taking into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of non-consummation, the ability of the Person making the proposal to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to such Party's shareholders (or in the case of the Insurance Company, the Subscribers) from a financial point of view than the transactions contemplated by this Agreement (including the terms of any proposal by the other Party to modify the terms of the transactions contemplated by this Agreement) and (B) is reasonably likely to be financed and otherwise completed without undue delay.

(g)  This Agreement  will  automatically  terminate on the Expiration  Date.

7.2      EFFECT OF TERMINATION.

         Except for the obligations under Section 5.9, this ARTICLE 7, and
ARTICLE 9, if this Agreement is terminated under Section 7.1, then, except as provided in this Section 7.2, all further obligations (excluding specifically any remaining obligation to pay any termination fee and reimburse expenses as provided in Section 7.1(f) above) of the Parties under this Agreement will terminate. Notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that the rights of termination pursuant to Sections 7.1(c) or 7.1(d) shall be the sole and exclusive remedies of any Party in the event of a Breach of any representation, warranty, or covenant contained in this Agreement, and no Party shall pursue any legal remedies for Damages in such an event.

                                   ARTICLE 8.
                    EFFECT OF REPRESENTATIONS AND WARRANTIES

         APSG Parent and the Insurance Company acknowledge and agree that the only right resulting from a breach of any of the representations and warranties contained in ARTICLE 3 or ARTICLE 4 is the right of the non-breaching party not to close, as set forth in Sections 6.1(a) and 6.2(a). Without limiting the foregoing, APSG Parent and the Insurance Company acknowledge and agree that no Party to this Agreement and no party by or through any Party to this Agreement shall have the right to assert any Action whatsoever as a result of a breach of any of the representations and warranties contained in this Agreement, whether arising at law or equity. All of the representations and warranties will expire at the time of the Closing and have no further force or effect.


                                   ARTICLE 9.
                                 MISCELLANEOUS

9.1      SCHEDULES.

(a) The disclosures in the Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c) Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(d) The mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

9.2      ENTIRE AGREEMENT.

         This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions. There are no third party beneficiaries having rights under or with respect to this Agreement.

9.3      SUCCESSORS.

         All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. No person or entity not a signatory hereto shall have any rights or claim to any cause of action except as contemplated by this Agreement or the Transactions hereby.

9.4      ASSIGNMENTS.

         No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of APSG Parent and (i) before the Closing, the Insurance Company, and (ii) after the Closing, a majority in interest of the Shareholders; provided, however, that APSG Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases APSG Parent nonetheless will remain responsible for the performance of all of its obligations hereunder).

9.5      NOTICES.

         All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                           If to APSG Parent and after Closing to the Insurance
                           Company:

                           Attn: Mr. Kenneth Shifrin
                           1301 Capital of Texas Highway
                           Austin, TX 78746
                           Tel:     (512) 328-0888
                           Fax:     (512) 314-4398

                           Copy to (which will not constitute notice):

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           Attn: Tim LaFrey
                           300 West Sixth Street, Suite 2100
                           Austin, TX 78703
                           Tel:     (512) 499-6296
                           Fax:     (512) 703-1111

                           If to the Subscribers and before Closing to the Insurance Company:

                           Attn:    Sharon Stripling
                           21729 Forest Waters Circle
                           San Antonio, TX 78266
                           Tel:     (210) 651-9358
                           Fax:     (210) 651- 9374

                           Copy to (which will not constitute notice):

                           Graves, Dougherty, Hearon & Moody, P.C.
                           Attn: Clarke Heidrick
                           401 Congress Avenue, Suite 2200
                           Austin, TX 78701
                           Tel:     (512) 480-5600
                           Fax:     (512) 480-5836

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.6      SPECIFIC PERFORMANCE.

         Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Beaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 9.7 and 9.11, in addition to any other remedy to which they may be entitled, at Law or in equity.

9.7      SUBMISSION TO JURISDICTION; NO JURY TRIAL.

(a) Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Austin, Texas, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

     (b) Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transactions, including, Contract claims, tort claims, breach of duty claims, and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written consent to trial by a court.

9.8      TIME.

         Time is of the essence in the performance of this Agreement.

9.9      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.10     HEADINGS.

         The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

9.11     GOVERNING LAW.

         This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of Law principles.

9.12     AMENDMENTS.

         The Parties may amend this Agreement by action taken by or on behalf of the respective Boards of Directors of APSG Parent and the Insurance Company at any time prior to the Effective Time. Notwithstanding the foregoing, after the Subscribers approve and adopt this Agreement and the Transactions, no amendment to this Agreement may be made that would reduce the amount of or change the Merger Consideration or otherwise would require the Subscribers to approve such amendment under the Corporate Law, unless the Subscribers approve such amendment in accordance with the applicable Corporate Law. Amendments to this Agreement must be in writing that the Insurance Company and APSG Parties have signed.

9.13     EXTENSIONS; WAIVER.

     (a) At any time prior to the Effective Time, the APSG Parties, on the one hand, and the Insurance Company, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

     (b) No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

9.14     SEVERABILITY.

         The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

9.15     EXPENSES.

         Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

9.16     CONSTRUCTION.

         The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words "include," "includes," and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.17     INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES.

         The Exhibits, Annexes, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

9.18     REMEDIES.

         Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

9.19     ELECTRONIC SIGNATURES.

     (a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et.seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

     (b) Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. "Originally signed" or "original signature" means or refers to a signature that has not been mechanically or electronically reproduced.

                            [signature page follows]

            Signature Page to the Merger Agreement and Plan of Merger

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                         American Physicians Service Group, Inc.


                         By:   /s/ Ken Shifrin
                              -------------------------------------------------
                         Name:  Ken Shifrin
                              -------------------------------------------------
                         Title:  Chairman of the Board
                              -------------------------------------------------



                         APSG ACQCO, INC.


                         By:     /s/ Ken Shifrin
                               ------------------------------------------------
                         Name:   Ken Shifrin
                               ------------------------------------------------
                         Title:  President
                               ------------------------------------------------



                         American Physicians Insurance Exchange


                         By:     /s/ Norris C. Knight, Jr. M.D.
                               ------------------------------------------------
                         Name:   Norris C. Knight, Jr. M.D.
                               ------------------------------------------------
                         Title:  Chairman of the Board
                               ------------------------------------------------